Exhibit 99.1

Park Sterling Corporation Announces

Early Termination of Existing Loss Share Agreements with FDIC

Charlotte, NC – August 29, 2016 – Park Sterling Corporation (NASDAQ: PSTB), the holding company for Park Sterling Bank (the “Bank”), announced today that the Bank entered into an agreement (the “Termination Agreement”) with the Federal Deposit Insurance Corporation (FDIC) on August 26, 2016 to terminate the Bank’s existing loss share agreements with the FDIC. These loss share agreements were entered into by Citizens South Bank (“Citizens South”) as part of FDIC-assisted transactions to acquire the assets and assume the liabilities of Bank of Hiawassee in 2010 and New Horizons Bank in 2011. The Bank assumed the duties and responsibilities under both loss share agreements following Park Sterling’s acquisition of Citizens South on October 1, 2012.

Under the terms of the Termination Agreement, Park Sterling Bank made a net payment of $4.4 million to the FDIC as consideration for early termination of the loss share agreements. The early termination resulted in a net one-time after-tax charge of approximately $15 thousand during the third quarter of 2016. As a result of entering into the Termination Agreement, assets that were covered by the loss share agreements, including loans of $15.1 million and other real estate owned of $380 thousand at June 30, 2016, will be reclassified as non-covered at September 30, 2016.

James C. Cherry, CEO, stated, “We are pleased to have partnered with the FDIC on these loss sharing agreements following our merger with Citizens South. We believe that the benefits of early termination include the opportunity to reduce operating costs, retain loss recoveries and simplify our financial reporting.”

All rights and obligations of the Bank and the FDIC under the loss share agreements, including the clawback provisions and the settlement of outstanding loss share claims, have been resolved and terminated under the Termination Agreement. The termination of the FDIC loss share agreements had no impact on the yields of the loans that were previously covered under these agreements. The Bank will recognize all future recoveries, losses and expenses related to the previously covered assets since the FDIC will no longer share in those amounts.

About Park Sterling Corporation

Park Sterling Corporation, the holding company for Park Sterling Bank, is headquartered in Charlotte, North Carolina. Park Sterling, a regional community-focused financial services company with $3.2 billion in assets, is the largest community bank headquartered in the Charlotte area and has 56 banking offices stretching across the Carolinas and into North Georgia, as well as in Richmond, Virginia. The bank serves professionals, individuals, and small and mid-sized businesses by offering a full array of financial services, including deposit, mortgage banking, cash management, consumer and business finance, capital markets and wealth management services with a commitment to “Answers You Can Bank OnSM.” Park Sterling prides itself on being large enough to help customers achieve their financial aspirations, yet small enough to care that they do. Park Sterling is focused on building a banking franchise that is noted for sound risk management, strong community focus and exceptional customer service. For more information, visit www.parksterlingbank.com. Park Sterling Corporation shares are traded on NASDAQ under the symbol PSTB.

Forward-Looking Statements
This press release contains statements about the future impact of the termination of the loss share agreements that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and are subject to a number of factors that could cause actual events to differ materially from those anticipated, including without limitation future results of operations and financial condition and the precautionary statements included in Park Sterling's filings with the SEC, including without limitation the "Risk Factors" section of its Form 10-K. Park Sterling undertakes no obligation to update publicly any forward-looking statements.

For additional information contact:

Donald K. Truslow

Chief Financial Officer

(704) 716-2134

don.truslow@parksterlingbank.com